Exhibit 99.1

Summary Unaudited Pro Forma Condensed Combined Financial Data

The following summary unaudited pro forma condensed combined financial data has been prepared to reflect the acquisitions of HomeAway and Orbitz by Expedia. On November 4, 2015, Expedia, HomeAway, and Purchaser entered into the Transaction Agreement, pursuant to which Expedia has agreed to acquire HomeAway, including all of its brands. See “—The Pending HomeAway Acquisition”. In addition, the summary unaudited pro forma condensed combined financial data reflects the issuance of the Notes offered hereby.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Expedia and HomeAway as of September 30, 2015, giving effect to the completion of the HomeAway acquisition and the issuance of the Notes offered hereby as if they had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and year ended December 31, 2014 combine the historical consolidated statements of operations of Expedia, Orbitz and HomeAway for such periods, giving effect to the HomeAway and Orbitz acquisitions and the issuance of the Notes offered hereby as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined statements of operations reflects Orbitz’ results of operations through September 16, 2015, as Orbitz’ results of operations subsequent to Expedia’s September 17, 2015 acquisition of Orbitz are included in Expedia’s results of operations. The unaudited pro forma ratio of earnings to fixed charges combines the historical information of Expedia, Orbitz and HomeAway for the year ended December 31, 2014 and nine months ended September 30, 2015, giving effect to the HomeAway and Orbitz acquisitions and the issuance of the Notes offered hereby as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisitions, or changes in share price.

The summary unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Expedia would have been had the transactions occurred on the dates assumed, nor is this information necessarily indicative of future consolidated results of operations or financial position. The following information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes included in this offering memorandum.

The proceeds of this offering are expected to be used, in part, to finance the HomeAway acquisition, but this offering is not conditioned on the consummation of the HomeAway acquisition and we will not be required to redeem the Notes if the HomeAway acquisition does not occur. If the HomeAway acquisition is not consummated for any reason, the net proceeds from this offering will be used for general corporate purposes.

(dollars in thousands)	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
	(Unaudited)
Pro forma condensed combined statements of operations data:
Revenue	$7,110,688	$6,005,837
Net income attributable to the Company	284,298	782,187

		September 30, 2015
		(Unaudited)
Pro forma condensed combined balance sheet data:
Total assets		$17,032,989
Total liabilities		11,255,037
Total stockholders’ equity		5,197,539

	Year Ended December 31, 2014	Nine Months Ended September 30, 2015
	(Unaudited)
Pro forma ratio of earnings to fixed charges (at period end):
Ratio of earnings to fixed charges	2.69x	7.21x

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information and related notes present the historical financial statements of Expedia, Orbitz and HomeAway (including their respective subsidiaries) as if the completion of the Orbitz acquisition, the HomeAway acquisition and the issuance of the Notes offered hereby had previously occurred on the dates specified below.

On November 4, 2015, Expedia, HomeAway, and Purchaser entered into the Transaction Agreement, pursuant to which Expedia has agreed to acquire HomeAway, including all of its brands. The transaction has not yet closed. Under the terms of the Transaction Agreement, Expedia is offering to acquire each outstanding share of common stock of HomeAway in exchange for $10.15 in cash and 0.2065 of a share of Expedia common stock (the “transaction consideration”). See “Summary—The Pending HomeAway Acquisition.”

The proceeds of this offering are expected to be used, in part, to finance the HomeAway acquisition, but this offering is not conditioned on the consummation of the HomeAway acquisition and we will not be required to redeem the Notes if the HomeAway acquisition does not occur. If the HomeAway acquisition is not consummated for any reason, the net proceeds from this offering will be used for general corporate purposes.

Previously consummated Orbitz acquisition

On September 17, 2015, Expedia completed its acquisition of Orbitz, including all of its brands, including Orbitz, ebookers, HotelClub, CheapTickets, Orbitz Partner Network and Orbitz for Business, for a total purchase consideration of $1.8 billion. The purchase consideration consisted primarily of $1.4 billion in cash, or $12 per share for all shares of Orbitz common stock outstanding as of the purchase date, as well as the settlement of $432 million of pre-existing Orbitz debt at the closing of the acquisition. Purchase consideration also included $17 million for certain employee restricted stock unit awards of Orbitz, measured at fair value on the acquisition date and vested based on pre-combination service, which were replaced with Expedia restricted stock awards in conjunction with the acquisition.

Pro forma information

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 are based on (i) historical results of operations of Expedia and its subsidiaries (which include the results of Orbitz subsequent to Expedia’s September 17, 2015 acquisition of Orbitz); (ii) the historical consolidated results of operations of HomeAway; and (iii) and the historical consolidated results of operations of Orbitz for the year ended December 31, 2014 and for the period January 1, 2015 to September 16, 2015 (which were used solely for the preparation of the unaudited pro forma combined condensed statements of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015).

The unaudited pro forma financial information reflects the estimated aggregate consideration of approximately $3.7 billion for the HomeAway acquisition, as calculated below (in thousands, except price per share and exchange ratio):

Number of shares of HomeAway common issued and outstanding as of November 6, 2015	96,099
Multiplied by exchange ratio per the transaction agreement	0.2065

Number of shares of Expedia common stock to be issued*	19,845
Multiplied by price of Expedia common stock*	$133.32

Fair value of shares of common stock to be issued to HomeAway stockholders	$2,645,674
Fair value of shares of common stock to be issued to equity award holders	$46,042

Total fair value of shares of Expedia common stock to be issued	$2,691,716
Cash consideration to be paid to HomeAway stockholders and equity award holders	$1,021,379
Estimated replacement equity awards attributable to pre-acquisition service	$19,875

Estimated transaction consideration	$3,732,970

*	The estimated transaction consideration has been determined based on the closing price of Expedia’s common stock on November 6, 2015. Pursuant to business combination accounting rules, the final transaction consideration will be based on the number of shares of HomeAway common stock outstanding and the price of Expedia common stock as of the closing date. Amounts within this section are calculated on actual, untruncated numbers.

The unaudited pro forma financial information related to the HomeAway and Orbitz acquisitions was prepared using the acquisition method of accounting and is based on the assumption that the acquisition of HomeAway took place as of September 30, 2015 for purposes of the unaudited pro forma balance sheet and that the acquisitions of both HomeAway and Orbitz took place as of January 1, 2014 for purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma ratio of earnings to fixed charges combines the historical information of Expedia, Orbitz and HomeAway for the year ended December 31, 2014 and nine months ended September 30, 2015, giving effect to the HomeAway and Orbitz acquisitions and the issuance of the Notes offered hereby as if they had occurred on January 1, 2014. In each case, because Orbitz was acquired on September 17, 2015, the results of operations of Orbitz are included in Expedia’s consolidated financial results subsequent to that date.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of Expedia will reflect the HomeAway acquisition only from and after the date of the completion of the acquisition. Expedia has not yet undertaken a detailed analysis of the fair value of HomeAway’s assets and liabilities and will not finalize the purchase price allocation related to the HomeAway acquisition until after the transaction is consummated. The assignment of fair values to certain of Orbitz’ assets and liabilities have not been finalized as of September 30, 2015. Accordingly, the unaudited pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Expedia’s future results of operation and financial position.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position of Expedia would actually have been had the acquisitions occurred on the dates noted above, or to project the results of operations or financial position of Expedia for any future periods. The unaudited pro forma adjustments are based on available information and certain assumptions that Expedia management believes are reasonable. The unaudited pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the results of operations of Expedia. In the opinion of Expedia management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made.

The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the notes hereto and with Expedia’s, Orbitz’ and HomeAway’s historical consolidated financial statements and accompanying notes, which are incorporated by reference herein. See “Where You Can Find More Information.”

EXPEDIA, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2015

(in thousands)

(Unaudited)

	Historical				Pro Forma
			Pro Forma Adjustments
	Expedia	HomeAway
ASSETS
Current assets:
Cash and cash equivalents	$1,455,339	$301,293	$(121,379)	(a)	$1,635,253
Restricted cash and cash equivalents	10,015	—	—		10,015
Short-term investments	35,478	618,343	—		653,821
Accounts receivable, net of allowance	1,242,303	24,019	—		1,266,322
Deferred income taxes	180,951	9,384	—		190,335
Income taxes receivable	32,964	1,680	—		34,644
Prepaid expenses and other current assets	216,422	18,269	—		234,691

Total current assets	3,173,472	972,988	(121,379)		4,025,081
Property and equipment, net	966,560	60,773	(38,759)	(c)	988,574
Long-term investments and other assets	602,145	45,844	5,005	(d)	652,994
Deferred income taxes	137,358	880	1,925	(b)	140,163
Intangible assets, net	2,122,770	58,003	760,997	(e)	2,941,770
Goodwill	5,400,968	460,049	2,423,390	(f)	8,284,407

TOTAL ASSETS	$12,403,273	$1,598,537	$3,031,179		$17,032,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,442,350	$—	$—		$1,442,350
Accounts payable, other	549,735	7,487	—		557,222
Deferred merchant bookings	2,804,413	—	—		2,804,413
Deferred revenue	58,249	193,769	—		252,018
Income taxes payable	131,411	907	—		132,318
Accrued expenses and other current liabilities	940,198	50,446	52,213	(g)	1,042,857
Deferred income taxes	14,890	—	—		14,890
Short-term debt	—	—	402,500	(h)	402,500

Total current liabilities	5,941,246	252,609	454,713		6,648,568
Long-term debt	2,475,425	329,905	170,095	(h)	2,975,425
Credit facility	—	—	405,005	(i)	405,005
Deferred income taxes	628,019	24,376	274,570	(b)	926,965
Other long-term liabilities	284,905	22,798	(8,629)	(j)	299,074
Commitments and contingencies
Redeemable noncontrolling interests	567,480	9,033	3,900	(j)	580,413
Stockholders’ equity:
Common stock	20	10	(8)	(k)	22
Class B common stock	1	—	—		1
Additional paid-in capital	6,102,152	1,076,292	1,640,704	(l)	8,819,148
Treasury stock—Common stock, at cost	(4,043,056)	—	—		(4,043,056)
Retained earnings (accumulated deficit)	666,177	(55,878)	30,221	(m)	640,520
Accumulated other comprehensive income (loss)	(284,246)	(60,608)	60,608	(n)	(284,246)

Total stockholders’ equity	2,441,048	959,816	1,731,525		5,132,389
Non-redeemable noncontrolling interests	65,150	—	—		65,150

Total stockholders’ equity	2,506,198	959,816	1,731,525		5,197,539

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,403,273	$1,598,537	$3,031,179		$17,032,989

See accompanying notes to unaudited pro forma condensed combined financial information.

EXPEDIA, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2015

(in thousands, except for per share data)

(Unaudited)

	Historical		Orbitz Pro Forma Adjustments		Pro Forma	Historical	HomeAway Pro Forma Adjustments		Pro Forma
	Expedia	Orbitz(1)				HomeAway
Revenue	$4,973,750	$671,968	$(15,434)	(o)	$5,630,284	$375,553	$—		$6,005,837
Costs and expenses:
Cost of revenue	971,066	188,176	(3,978)	(p)	1,155,264	58,472	—		1,213,736
Selling and marketing	2,592,150	299,956	(28,032)	(q)	2,864,074	143,850	—		3,007,924
Technology and content	579,674	70,352	(12,598)	(r)	637,428	65,235	(4,867)	(z)	697,796
General and administrative	387,959	76,082	(33,578)	(s)	430,463	72,115	—		502,578
Amortization of intangible assets	83,322	222	54,104	(t)	137,648	8,713	99,547	(aa)	245,908
Legal reserves, occupancy tax and other	(106,511)	5,951	(25,824)	(u)	(126,384)	—	—		(126,384)
Restructuring and related reorganization charges	82,001	—	(46,730)	(v)	35,271	—	—		35,271

Operating income	384,089	31,229	81,202		496,520	27,168	(94,680)		429,008
Other income (expense):
Interest income	14,403	336	—		14,739	2,426	—		17,165
Interest expense	(89,768)	(29,220)	17,974	(w)	(101,014)	(13,971)	(10,060)	(bb)	(125,045)
Gain on sale of business	508,810	—	—		508,810	—	—		508,810
Other, net	114,361	(3,407)	—		110,954	(633)	—		110,321

Total other income (expense), net	547,806	(32,291)	17,974		533,489	(12,178)	(10,060)		511,251

Income (loss) before income taxes	931,895	(1,062)	99,176		1,030,009	14,990	(104,740)		940,259
Provision for (benefit from) income taxes	(196,261)	212	(34,712)	(x)	(230,761)	(9,757)	36,659	(cc)	(203,859)

Net income (loss)	735,634	(850)	64,464		799,248	5,233	(68,081)		736,400
Net loss attributable to noncontrolling interests	41,369	—	3,709	(y)	45,078	709	—		45,787

Net income (loss) attributable to the Company	$777,003	$(850)	$68,173		$844,326	$5,942	$(68,081)		$782,187

Earnings per share attributable to the Company available to common stockholders:
Basic	$6.03				$6.55				$5.25
Diluted	5.86				6.37				5.10
Shares used in computing earnings per share:
Basic	128,822				128,822			(dd)	149,031
Diluted	132,602				132,602			(dd)	153,452
Ratio of earnings to fixed charges(2)	9.22x				9.19x				7.21x

(1)	Reflects Orbitz results of operations for January 1, 2015 through September 16, 2015. Orbitz’ results of operations subsequent to Expedia’s September 17, 2015 acquisition of Orbitz are included in the Expedia column.
(2)	Earnings included in the calculation of this ratio consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense as well as an imputed interest component of rental expense.

See accompanying notes to unaudited pro forma condensed combined financial information.

EXPEDIA, INC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except for per share data)

(Unaudited)

	Historical		Orbitz Pro Forma Adjustments		Pro Forma	Historical	HomeAway Pro Forma Adjustments		Pro Forma
	Expedia	Orbitz(1)				HomeAway
Revenue	$5,763,485	$910,420	$(9,979)	(o)	$6,663,926	$446,762	$—		$7,110,688
Costs and expenses:
Cost of revenue	1,179,081	196,392	(4,866)	(p)	1,370,607	67,612	—		1,438,219
Selling and marketing	2,808,329	449,777	(24,580)	(q)	3,233,526	154,995	—		3,388,521
Technology and content	686,154	97,814	(12,729)	(r)	771,239	77,082	(5,471)	(z)	842,850
General and administrative	425,373	77,507	(5,392)	(s)	497,488	93,131	—		590,619
Amortization of intangible assets	79,615	349	128,887	(t)	208,851	13,916	130,431	(aa)	353,198
Legal reserves, occupancy tax and other	41,539	531	3,800	(u)	45,870	—	—		45,870
Restructuring and related reorganization charges	25,630	—	—		25,630	—	—		25,630

Operating income	517,764	88,050	(95,099)		510,715	40,026	(124,960)		425,781
Other income (expense):
Interest income	27,288	422	—		27,710	1,728	—		29,438
Interest expense	(98,089)	(35,634)	12,684	(w)	(121,039)	(13,333)	(18,565)	(bb)	(152,937)
Other, net	17,678	(8,277)	—		9,401	(7,182)	—		2,219

Total other income (expense), net	(53,123)	(43,489)	12,684		(83,928)	(18,787)	(18,565)		(121,280)

Income (loss) before income taxes	464,641	44,561	(82,415)		426,787	21,239	(143,525)		304,501
Provision for (benefit from) income taxes	(91,691)	(27,281)	28,845	(x)	(90,127)	(7,272)	50,234	(cc)	(47,165)

Net income (loss)	372,950	17,280	(53,570)		336,660	13,967	(93,291)		257,336
Net (income) loss attributable to noncontrolling interests	25,147	—	2,398	(y)	27,545	(583)	—		26,962

Net income (loss) attributable to the Company	$398,097	$17,280	$(51,172)		$364,205	$13,384	$(93,291)		$284,298

Earnings per share attributable to the Company available to common stockholders:
Basic	$3.09				$2.83				$1.91
Diluted	2.99				2.73				1.85
Shares used in computing earnings per share:
Basic	128,912				128,912			(dd)	149,121
Diluted	133,168				133,168			(dd)	153,734
Ratio of earnings to fixed charges(2)	4.80x				3.91x				2.69x

(1)	The consolidated statement of operations of Orbitz for the year ended December 31, 2014 has been derived from the historical financial statements as of and for the year ended December 31, 2014 with certain reclassification adjustments made by Expedia as described in Note 1, Basis of Pro Forma Presentation.
(2)	Earnings included in the calculation of this ratio consist of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense as well as an imputed interest component of rental expense.

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1.    Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 are based on (i) historical results of operations of Expedia and its subsidiaries (which include the results of Orbitz subsequent to Expedia’s September 17, 2015 acquisition of Orbitz); (ii) the historical consolidated results of operations of HomeAway; and (iii) and the historical consolidated results of operations of Orbitz for the year ended December 31, 2014 and for the period January 1, 2015 through September 16, 2015 (which were used solely for the preparation of the pro forma combined condensed statement of operations for the year ended December 31, 2014 and the nine months ended September 30, 2015).

The pro forma financial information related to the HomeAway and Orbitz acquisitions is based on the assumption that the acquisition of HomeAway took place as of September 30, 2015 for purposes of the unaudited pro forma balance sheet and that the acquisitions of both HomeAway and Orbitz took place as of January 1, 2014 for purposes of the unaudited pro forma condensed combined statements of operations. Because Orbitz was acquired on September 17, 2015, the results of operations of Orbitz are included in Expedia’s consolidated financial results subsequent to that date. The historical financial information is adjusted in the unaudited pro forma financial statements to give effect to unaudited pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

The unaudited pro forma financial statements do not reflect any cost savings from future operating synergies or integration activities, or any revenue, tax, or other synergies that could result from the acquisition.

The following reclassifications have been made to Orbitz’ historical consolidated results of operations for the year ended December 31, 2014 to conform to Expedia’s presentation:

(in thousands)	Historical Orbitz financial statement line items	Reclassification adjustments to conform to Expedia’s presentation	Revised historical Orbitz
Statement of Operations Year ended December 31, 2014
Revenue	$932,007	$(21,587)	$910,420
Cost of revenue	179,774	16,618	196,392
Selling, general and administrative	278,202	(278,202)	—
Marketing	334,472	(334,472)	—
Depreciation and amortization	57,549	(57,549)	—
Selling and marketing	—	449,777	449,777
Technology and content	—	97,814	97,814
General and administrative	—	77,507	77,507
Amortization of intangible assets	—	349	349
Legal reserves, occupancy tax and other	—	531	531
Interest income	—	422	422
Interest expense	(35,212)	(422)	(35,634)
Other, net	(2,237)	(6,040)	(8,277)

As historic information for Orbitz for the full period of January 1, 2015 to September 16, 2015 has not previously been provided, no reclassifications were required. The historic information for Orbitz for such period presented herein conforms with Expedia’s presentation.

There were no material reclassifications identified to conform the HomeAway consolidated results of operations for the nine months ended September 30, 2015 or the year ended December 31, 2014 to Expedia’s presentation.

Note 2.    Estimated HomeAway Purchase Consideration and Preliminary Purchase Price Allocation

The following summarizes the preliminary allocation of the purchase price for HomeAway based on the terms of the Transaction Agreement and Expedia’s preliminary estimates of fair value of assets and liabilities as if the acquisition had occurred on September 30, 2015. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual closing date.

(in thousands)	Amount	Note
Fair value of shares of Expedia common stock to be issued to HomeAway stockholders and equity award holders	$2,691,716	(1)
Cash consideration to be paid to HomeAway stockholders and equity award holders	1,021,379	(2)
Replacement restricted stock units and stock options attributable to pre-acquisition service	19,875	(3)

Total purchase consideration	$3,732,970

Cash	$301,293
Short-term investments	618,343
Accounts receivable, net	24,019
Other current assets	19,949
Long-term assets	67,858
Intangible assets with definite lives	638,700	(4)
Intangible assets with indefinite lives	180,300
Goodwill	2,883,439
Deferred revenue	(193,769)	(5)
Other current liabilities	(90,803)	(6)
Debt	(402,500)	(7)
Other long-term liabilities	(27,102)
Deferred tax liabilities, net	(286,757)

Total	$3,732,970

(1)	Represents the estimated acquisition date value of (i) shares of Expedia common stock to be issued to HomeAway stockholders based on 96,099,477 HomeAway shares outstanding as of November 6, 2015 and (ii) vested equity awards, including those that will vest upon a change in control pursuant to existing employment agreements with HomeAway. Each HomeAway share will receive 0.2065 of a share of Expedia common stock, the amount of which was calculated using the assumptions described above.
(2)	Represents anticipated cash consideration of $10.15 per share to be transferred to (i) HomeAway shareholders in accordance with the terms of the Transaction Agreement and (ii) holders of vested equity awards, including those that will vest upon a change in control pursuant to existing employment agreements with HomeAway.
(3)	Represents the estimated fair value of replacement employee options and restricted stock units that will be granted at the date of acquisition and is attributable to pre-acquisition service.
(4)	Preliminary acquired definite-lived intangible assets primarily consist of partner relationships, customer relationships and developed technology assets with average estimated useful lives ranging from three to ten years.
(5)

As of September 30, 2015, HomeAway had certain deferred revenues on its balance sheet, the majority of which were associated with term-based subscriptions received in advance of services rendered. Business combination rules require Expedia to record these balances at fair value to reflect the value of the post-acquisition performance obligation. Expedia estimates that a fair value adjustment could result in a decrease of $0 to $107 million to the deferred revenue balance with a corresponding decrease to post-acquisition revenue. For the purpose of the unaudited pro forma balance sheet, Expedia assumed that the book value of the deferred revenue balance approximates the estimated fair value given the nature of the deferred revenue, which is subject to change upon the completion of the final purchase price allocation.
(6)	Expedia has estimated the fair value adjustment to increase the outstanding HomeAway warrants to fair value would be $33 million. Following the consummation of the HomeAway acquisition, the warrant holders will have the right to terminate the warrants at fair value determined in a commercially reasonable manner. For the purpose of the unaudited pro forma financial statements, Expedia has assumed that warrant holders would terminate the warrants and therefore adjusted the warrants to their estimated fair value based on the amount expected to be paid to terminate the warrants as of September 30, 2015, which is included within other current liabilities.
(7)	Expedia has estimated the fair value adjustment to increase the existing convertible senior notes issued by HomeAway (the “Convertible Notes”) to fair value would be $72.6 million. Following the consummation of the HomeAway acquisition, each holder of Convertible Notes will have the right to (i) require the Company to repurchase its Convertible Notes for cash at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest or (ii) convert its Convertible Notes, at a specified conversion rate (which may be increased in accordance with the terms of the indenture governing the Convertible Notes, depending on the price of HomeAway common stock), into HomeAway common stock (which, following consummation of the HomeAway acquisition, will represent the right to receive the transaction consideration). If such holders do not exercise either of these rights, the Convertible Notes would remain outstanding as an obligation of Expedia until maturity or upon a future triggering event. For the purpose of the pro forma financial statements, which assume that the price of HomeAway common stock will be $37.30 (which was the closing price as of November 6, 2015), the assumption is that the holders of Convertible Notes would require HomeAway to repurchase the Convertible Notes for cash and therefore the Convertible Notes have been reclassified to short-term and adjusted to their estimated fair value based on the redemption amount of $402.5 million. If the holders of the Convertible Notes instead elect to convert their Convertible Notes (which may happen depending on the price of HomeAway and Expedia common stock), it is expected that Expedia will receive payment under certain Convertible Note hedge transactions in an amount approximately equal to the excess of the value of the consideration such note holders receive upon conversion over the principal amount of the Convertible Notes. If the Convertible Notes remain outstanding, they will be senior obligations of the Company and will rank equally in right of payment with the Notes, and the estimated unaudited pro forma fair value of the notes would be $375 million, net of a debt discount of $33 million as of September 30, 2015 and interest expense, including the amortization of the debt discount, would be $5 million and $4 million for the year ended December 31, 2014 and nine-months ended September 30, 2015, respectively.

Estimated Purchase Consideration Sensitivity. The table below illustrates the potential impact to the total estimated consideration resulting from a 10% increase or decrease in the price of Expedia’s common stock of $133.32 on November 6, 2015. For the purpose of this calculation, the total number of shares and vested equity awards has been assumed to be the same as in the table above:

(in thousands)	Purchase Price	Goodwill
10% increase in Expedia share price
Stock Consideration	$2,965,445
Cash Consideration(a)	1,027,778
Replacement Award Consideration	21,352

	$4,014,575	$3,165,044

10% decrease in Expedia share price
Stock Consideration	$2,418,270
Cash Consideration(a)	1,014,739
Replacement Award Consideration	18,411

	$3,451,420	$2,601,889

(a)	Fluctuations in cash consideration relate to employee withholding tax on vested equity awards which are remitted in cash.

For pro forma purposes, Expedia assumed the cash portion of the transaction will be funded with a combination of available cash, the net proceeds of the Notes offered hereby, as well as a borrowing of approximately $405 million on its $1 billion Revolving Credit Facility. Borrowing on the credit facility will fluctuate depending on the timing of the closing of the HomeAway acquisition and the available cash at that time. Expedia anticipates issuing approximately $500 million of senior unsecured notes with a term of ten years.

Note 3.    Pro Forma Adjustments

Balance Sheet Adjustments. The unaudited pro forma adjustments related to HomeAway included in the unaudited pro forma condensed combined balance sheet are as follows:

(a)	Cash and cash equivalents

(in thousands)	September 30, 2015
Cash consideration paid for shares and vested equity awards	$(1,021,379)
Cash provided by an expected borrowing on Revolving Credit Facility	405,005
Net proceeds of Notes offered hereby	494,995

Total adjustments to Cash and cash equivalents	$(121,379)

(b)	Deferred income taxes, net

(in thousands)	September 30, 2015
Estimated fair value adjustment to deferred tax liabilities for intangible assets	$286,650
To remove historical deferred tax assets and liabilities, net	(14,005)

Total adjustments to Deferred income taxes, net	$272,645

(c)	Property and equipment, net

To eliminate the historical net book value of HomeAway’s capitalized software of $39 million for which the preliminary fair value was determined in purchase accounting and is included in intangible assets.

(d)	Long-term investments and other assets

Estimated debt issuance costs associated with the issuance of the Notes offered hereby.

(e)	Intangible assets, net

(in thousands)	September 30, 2015
To eliminate the historical net book value of HomeAway’s intangible assets	$(58,003)
To record preliminary fair value of definite lived Supplier Relationships (estimated useful life of 5 years)	426,000
To record preliminary fair value of definite lived Traveler/Visitor Relationships (estimated useful life of 10 years)	48,500
To record preliminary fair value of definite lived Developed Technology (estimated useful life of 3 years)	155,900
To record preliminary fair value of definite lived Trade names and Trademarks (estimated useful life of 10 years)	8,300
To record preliminary fair value of indefinite lived Trade names and Trademarks	180,300

Total adjustments to Intangible assets, net	$760,997

(f)	Goodwill

(in thousands)	September 30, 2015
To eliminate the historical goodwill of HomeAway	$(460,049)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the HomeAway acquisition	2,883,439

Total adjustments to Goodwill	$2,423,390

(g)	Accrued expenses and other current liabilities

(in thousands)	September 30, 2015
To accrue for estimated transaction costs not yet recognized in the historical financial statements for HomeAway or Expedia	$20,250
To record preliminary fair value adjustments to deferred rent included in assumed liabilities	(1,162)
To record the estimated fair value of the warrants (See Note 2)	33,125

Total adjustments to Accrued expenses and other current liabilities	$52,213

(h)	Short-term and Long-term debt

	September 30, 2015
(in thousands)	Long-term debt	Short-term debt
Estimated fair value adjustment to HomeAway Convertible Notes	$72,595	$—
Reclassification of HomeAway Convertible Notes to short-term debt	(402,500)	402,500
Notes offered hereby	500,000	—

Total adjustments to Short-term debt and Long-term debt (See Note 2)	$170,095	$402,500

(i)	Credit facility

To record Expedia’s estimated borrowing on the Revolving Credit Facility to fund a portion of the HomeAway estimated purchase price (See Note 2).

(j)	Other long-term liabilities and redeemable non-controlling interest

To record preliminary fair value adjustments to acquired other long-term liabilities primarily related to deferred rent as well as fair value adjustments to acquired redeemable non-controlling interest.

(k)	Common stock

(in thousands)	September 30, 2015
To eliminate the historical common stock of HomeAway	$(10)
To record the par value of common stock issued by Expedia in connection with the transaction	2

Total adjustments to Common stock	$(8)

(l)	Additional paid-in capital

(in thousands)	September 30, 2015
To eliminate the historical additional paid-in capital of HomeAway	$(1,076,292)
To record the additional paid-in capital adjustment for estimated common stock issued by Expedia in connection with the transaction	2,691,714
To record adjustments to additional paid-in capital related to discretionary acceleration of stock-based compensation as a result of change in control	5,407
To record the replacement options and restricted stock awards attributable to pre-acquisition service	19,875

Total adjustments to Additional paid-in capital	$1,640,704

(m)	Retained earnings (accumulated deficit)

(in thousands)	September 30, 2015
To eliminate the historical accumulated deficit of HomeAway	$55,878
To record adjustments to retained earnings related to discretionary acceleration of stock-based compensation as a result of change in control	(5,407)
To accrue for estimated transaction costs not yet recognized in the historical financial statements of HomeAway or Expedia	(20,250)

Total adjustments to Retained earnings (accumulated deficit)	$30,221

(n)	Accumulated other comprehensive income (loss)

To eliminate $61 million of historical accumulated other comprehensive loss of HomeAway.

Orbitz

Statement of Operations Adjustments. The unaudited pro forma adjustments related to Orbitz included in the unaudited pro forma condensed combined statements of operations for period January 1, 2015 through September 16, 2015 and for the year ended December 31, 2014 are as follows:

(o)	Revenue

To eliminate intercompany revenue between Orbitz and a majority-owned, Expedia subsidiary.

(p)	Cost of revenue

(in thousands)	January 1, 2015 through September 16, 2015	Year ended December 31, 2014
To record the net impact of eliminating the historical depreciation expense related to certain software included within the operating results of Orbitz as well as adjusting for depreciation related to fair value adjustments of certain other fixed assets as part of the purchase accounting	$(4,185)	$(5,449)
To record the net increase to stock-based compensation for the difference in the historical stock-based compensation recorded by Orbitz as compared to the stock-based compensation for the replacement awards issued by Expedia	207	583

Total adjustments to Cost of revenue	$(3,978)	$(4,866)

(q)	Selling and marketing

(in thousands)	January 1, 2015 through September 16, 2015	Year ended December 31, 2014
To record the net impact of eliminating the historical depreciation expense related to certain software included within the operating results of Orbitz as well as adjusting for depreciation related to fair value adjustments of certain other fixed assets as part of the purchase accounting	$(13,253)	$(16,349)
To record the net increase to stock-based compensation for the difference in the historical stock-based compensation recorded by Orbitz as compared to the stock-based compensation for the replacement awards issued by Expedia	655	1,748
To eliminate sales and marketing expense between Orbitz and a majority-owned Expedia subsidiary that is now considered intercompany	(15,434)	(9,979)

Total adjustments to Selling and marketing	$(28,032)	$(24,580)

(r)	Technology and content

(in thousands)	January 1, 2015 through September 16, 2015	Year ended December 31, 2014
To record the net impact of eliminating the historical depreciation expense related to certain software included within the operating results of Orbitz as well as adjusting for depreciation related to fair value adjustments of certain other fixed assets as part of the purchase accounting	$(13,253)	$(14,253)
To record the net increase to stock-based compensation for the difference in the historical stock-based compensation recorded by Orbitz as compared to the stock-based compensation for the replacement awards issued by Expedia	655	1,524

Total adjustments to Technology and content	$(12,598)	$(12,729)

(s)	General and administrative

(in thousands)	January 1, 2015 through September 16, 2015	Year ended December 31, 2014
To record the net impact of eliminating the historical depreciation expense related to certain software included within the operating results of Orbitz as well as adjusting for depreciation related to fair value adjustments of certain other fixed assets as part of the purchase accounting	$(4,185)	$(5,869)
To record the net increase to stock-based compensation for the difference in the historical stock-based compensation recorded by Orbitz as compared to the stock-based compensation for the replacement awards issued by Expedia	207	627
To eliminate transaction costs in connection with the acquisition of Orbitz	(29,600)	(150)

Total adjustments to General and administrative	$(33,578)	$(5,392)

(t)	Amortization of intangible assets

To eliminate $0.2 million and $0.3 million of historical amortization expense of Orbitz for the nine months ended September 30, 2015 and year ended December 31, 2014 and record a preliminary estimate of $54 million and $129 million of amortization expense for the nine months ended September 30, 2015 and year ended December 31, 2014 related to the acquired identifiable intangible assets of Orbitz calculated as if the acquisition had occurred on January 1, 2014. Preliminary acquired definite-lived assets consist of customer relationship assets, developed technology assets and partner relationship assets with average lives ranging from less than one to ten years.

(u)	Legal reserves, occupancy tax and other

To recognize expense or gain on occupancy tax payments made in advance of litigation or related refunds when paid or received by Orbitz to conform to Expedia’s accounting policy.

(v)	Restructuring and related reorganization charges

To eliminate expenses recognized related to employee severance and benefits, including stock-based compensation, triggered by and directly related to the Orbitz acquisition.

(w)	Interest expense

To eliminate $23 million and $24 million of historical interest expense of Orbitz for the nine months ended September 30, 2015 and year ended December 31, 2014 related to the debt repaid at closing of the acquisition and record $5 million and $12 million of interest expense for the nine months ended September 30, 2015 and year ended December 31, 2014 related to Expedia’s €650 million of registered senior unsecured notes that were issued in June 2015 and bear interest at 2.5%. The proceeds of Expedia’s June 2015 debt issuance were used to fund a portion of the cash consideration payable in connection with its acquisition of Orbitz.

(x)	Provision for income taxes

To record the tax effect of the pro forma adjustments on the changes to income before income taxes using an estimated statutory tax rate of 35.0%.

(y)	Net (income) loss attributable to noncontrolling interests

To record the non-controlling interest impact of the elimination of intercompany revenue between Orbitz and a majority-owned Expedia subsidiary.

HomeAway

Statement of Operations Adjustments. The unaudited pro forma adjustments related to HomeAway included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 are as follows:

(z)	Technology and content

To adjust depreciation expense related to the removal of historical net book value of capitalized software.

(aa)	Amortization of intangible assets

To eliminate $9 million and $14 million of historical amortization expense of HomeAway for the nine months ended September 30, 2015 and year ended December 31, 2014 and record a preliminary estimate of $108 million and $144 million of amortization expense for the nine months ended September 30, 2015 and year ended December 31, 2014 related to the acquired identifiable intangible assets of HomeAway calculated as if the acquisition had occurred on January 1, 2014.

(bb)	Interest expense

To eliminate $14 million of historical interest expense of HomeAway for both the nine months ended September 30, 2015 and year ended December 31, 2014 as the Convertible Notes are expected to be repurchased within 60 days of the closing of the acquisition.

To record interest expense as well as amortization of debt issuance costs of $19 million and $25 million for the nine months ended September 30, 2015 and year ended December 31, 2014, respectively, for the Notes offered hereby. In addition, to fund a portion of the purchase price Expedia expects to borrow under the Revolving Credit Facility and, as such, interest expense was increased $5 million and $7 million for the nine months ended September 30, 2015 and the year ended December 31, 2014.

Expedia assumed a weighted average interest rate on the Notes offered hereby and the borrowings under its Revolving Credit Facility of 3.51% and 3.49% for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively. If these interest rates were to vary by 0.125%, the impact to interest expense for both periods would be approximately $0.8 million and $1.1 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(cc)	Provision for income taxes

To record the tax effect of the pro forma adjustments on the changes to income before income taxes using an estimated statutory tax rate of 35.0%.

(dd)	Earnings per share

Pro forma earnings per common share are based on historical Expedia weighted average shares outstanding, adjusted to assume the shares estimated to be issued by Expedia for the HomeAway acquisition were outstanding for the entire period presented.

(in thousands)	Nine months ended September 30, 2015	Year ended December 31, 2014
Expedia weighted average shares outstanding—Basic	128,822	128,912
Expedia shares estimated to be issued for HomeAway acquisition	20,209	20,209

Pro forma combined weighted average shares outstanding— Basic	149,031	149,121

Expedia weighted average shares outstanding—Diluted	132,602	133,168
Expedia shares estimated to be issued for HomeAway acquisition	20,209	20,209
Dilutive impact of HomeAway equity awards outstanding	641	357

Pro forma combined weighted average shares outstanding— Diluted	153,452	153,734